November 26, 1996

Spatialight, Inc.
8-C Commercial Blvd.
Novato, CA 94949

          RE: Spatialight, Inc. - Registration Statement on Form S-3

Gentlemen:

We have acted as counsel to Spatialight, Inc., a New York corporation (hereinafter called the "Company"), in connection with its Registration Statement on Form S-3, filed under the Securities Act of 1933, relating to the proposed resale of up to 3,720,000 common shares of the Company, $.01 par value ("Common Shares") by certain Selling Shareholders.

In that connection, we have examined the Certificate of Incorporation of the Company, as amended, the by-laws of the Company, as amended, the Registration Statement, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion.

Based upon the foregoing, it is our opinion that:

     1. The Company has been duly organized and is a validly existing corporation in good standing under the laws of the State of New York.

     2. The Common Shares have been duly authorized and are validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the above-referenced Registration Statement and to the reference made to us under the caption "Legal Matters" in the Prospectus forming a part of such Registration Statement.

                                                     Very truly yours,


                                                 /s/ BOYLAN, BROWN, CODE,
                                                FOWLER, VIGDOR & WILSON, LLP


                                                      Alan S. Lockwood

MSW/ls